Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Independent Bank Group, Inc. of our report dated March 2, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Independent Bank Group, Inc. appearing in the Annual Report on Form 10-K of Independent Bank Group, Inc. for the year ended December 31, 2019.

We also consent to the reference of our firm under the heading “Experts” in the Prospectus.

RSM US LLP

Dallas, Texas

June 12, 2020